Exhibit 10.3

FORM OF

2019 TIME-BASED RESTRICTED STOCK AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Columbia Financial, Inc. (the “Company”) has granted you a restricted stock award (the “Award”) pursuant to the Columbia Financial, Inc. 2019 Equity Incentive Plan (the “Plan”) on [DATE] (the “Grant Date”). Capitalized terms used but not defined in this 2019 Time-Based Restricted Stock Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Award. You have been granted [NUMBER] shares of the Company’s common stock (“Common Stock”) subject to the provisions and restrictions contained in the Plan and this Agreement (the “Shares”).

2.	Vesting

a.	Normal Vesting. Except as provided in Sections 2(b) and 2(c) below, one-fifth of the Shares (rounded up to the nearest whole number of Shares, as necessary) will vest on each of the first through fourth anniversaries of the Grant Date and all remaining unvested Shares will vest on the fifth anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain continuously in service as an Employee or a Non-Employee Director with the Company or any Affiliate during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit all of the unvested Shares upon your termination of service with the Company and its Affiliates (within the meaning of Article 10 of the Plan) prior to the applicable Vesting Date for such Shares.

b.	Death or Disability. If you separate from service with the Company and its Affiliates due to death or Disability prior to the Vesting Date for any Shares, you will receive the greater of (i) one-half of the aggregate number of Shares (rounded up to the nearest whole number of Shares, as necessary), which will become vested on the date of such separation from service (which amount shall include any Shares that previously vested prior to the date of such separation from service), or (ii) the number of Shares that had already vested on the date of your separation of service, in which case no additional Shares will vest. All remaining Shares that have not vested shall immediately be forfeited. Your Disabled status must become effective prior to the date of your separation from service in order to be recognized under this Agreement.

c.	Impact of Change in Control.

i)	Employment or Service. Upon the effective date of a Change in Control, all references in this Agreement to employment or service with the Company and its Affiliates shall be deemed to include employment or service with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment from the Company or any Affiliate to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment or service for purposes of this Agreement.

ii)	Shares not Assumed. If the surviving entity in the Change in Control does not assume the Award, then all unvested Shares will become vested on the effective date of the Change in Control.

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iii)	Separation from Service without Cause. In the event of your involuntary separation from service with the Company and its Affiliates without Cause within 12 months after the effective date of a Change in Control and prior to the last Vesting Date, all unvested Shares will become vested on the date of such separation from service.

d.	No Other Special Vesting Rights. Unless otherwise determined by the Committee, no accelerated vesting of the Shares will apply except as specified in Section 2(b) and 2(c) above. If you forfeit Shares at any time, you will cease to have any rights with respect to such forfeited Shares.

e.	Definition of Cause.

i)	“Cause” means, with respect to the termination of employment of an employee by the Company or an Affiliate, that such termination is for “Cause” as such term (or term of like import) is expressly defined in a then-effective written employment or other agreement between the employee and the Company or Affiliate, and in the absence of such then-effective written agreement and definition, unless otherwise specified in the applicable Award Agreement:

A.	the employee’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence, that is materially injurious to the Company or any Affiliate or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;

B.	the employee’s material failure to perform the duties of his or her employment with the Company or any Affiliate (except in the case of a termination of the employee’s employment on account of the employee’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Company specifying such failure in detail;

C.	the employee’s willful failure to comply with any valid and legal written directive of the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer);

D.	the employee’s willful and material violation of the Company’s or an Affiliate’s code of ethics or conduct policies which results in material harm to the Company or any Affiliate;

E.	the employee’s failure to follow the policies and standards of the Company or any Affiliate as the same shall exist from time to time, provided that the employee shall have received written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;

F.	the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or any Affiliate that the employee’s employment with the Company or any Affiliate be terminated;

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G.	the employee’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

H.	the employee’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Company or an Affiliate and the failure to correct such violation within thirty (30) days after receipt of written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) specifying such breach in detail.

ii)	“Cause” means, with respect to a Non-Employee Director, that the Non-Employee Director’s service relationship with the Company and its Affiliates is terminated due to:

A.	willful misconduct by the Non-Employee Director that in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Company or Affiliate;

B.	any act of fraud, material misappropriation or other dishonesty by the Non-Employee Director;

C.	the Non-Employee Director’s violation of his or her fiduciary duties to the Company or its Affiliates or his or her violation of the Company’s Code of Ethical Conduct, as reasonably determined by the Board; or

D.	the Non-Employee Director’s conviction of a felony.

For purposes of this definition, no act or failure to act shall be considered “willful” if the employee or Non-Employee Director acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his or her act or failure to act was not opposed to the Company’s and its Affiliates’ best interests.

An individual shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.

3.	Rights as Stockholder; Dividend Equivalents

a.	Certificates. Prior to vesting of the Shares, the stock certificate(s) or other certificateless book entry evidencing the Shares shall be registered on the Company’s books in your name as of the Grant Date. Physical possession or custody of such stock certificates, if issued, shall be retained by the Company until such time as the Shares vest in accordance with Section 2. While in its possession, the Company reserves the right to place a legend on any stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

b.	Voting. You shall be entitled to vote the Shares whether or not they are vested.

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c.	Dividends and Other Distributions. You shall not be entitled to receive dividends and/or other distributions declared on the Shares until the Shares are vested. Any dividends or other distributions paid with respect to unvested Restricted Stock shall be held by the Company and shall become vested only when, and if, the corresponding Shares become vested. If you forfeit any Shares, you shall also forfeit any deferred dividends or other distributions corresponding to such forfeited Shares. Within 30 days after each of the following dates (except as provided otherwise in Section 9 below), the vested portion of such deferred dividends and other distributions as of such date (if any) shall be paid to you:

i)	Each Vesting Date;

ii)	The date of your separation from service; and

iii)	The effective date of a Change in Control.

5.	Withholding; Tax Elections. You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to any payment made to you hereunder in the form of shares of Common Stock (the “Required Tax Payments”). Generally, all Required Tax Payments will be satisfied by the Company withholding shares of Common Stock otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less share and you must pay cash to the Company in an amount equal to any withholding due in excess of the Fair Market Value of the shares withheld). If you are a Corporate Senior Vice President or more senior officer, you may make arrangements to pay the Required Tax Payments by check rather than by share withholding. You shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this Award. Non-Employee Directors of the Company are self-employed and not subject to tax withholding.

6.	Transferability. Unvested Shares may not be sold, pledged, assigned or transferred in any manner; other than by will or the laws of descent. Any such purported sale, pledge, assignment or transfer in violation of this Agreement shall be void and of no effect.

7.	Conformity with Plan. The Award is intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that the Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By executing and returning the enclosed copy of this Agreement,, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to stockholders or annual report on Form 10-K on the Company website. You understand that you may request paper copies of the foregoing documents by contacting the Company’s [TITLE].

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8.	Non-Competition and Non-Solicitation Agreement. [Applicable to Employees at certain Levels] In consideration for the Award that Participant is receiving under this Agreement, Participant agrees to and is bound by the terms of the Participant Non-Competition and Non-Solicitation Agreement, attached hereto as Appendix A and incorporated by reference as if fully written herein and will survive the expiration of this Agreement and remain in full force and effect.

9.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.	It is intended that the Shares and any and all dividends and other distributions payable with respect to the Shares hereunder shall be exempt from Code Section 409A.

c.	To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder (“Section 409A”), (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death); and (iii) to the extent necessary to comply with Section 409A, the definition of change in control that applies under Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

10.	Recoupment/Clawback. The Shares are subject to recoupment and clawback as provided in the Company’s Clawback Policy, as in effect at the time of the Agreement or as subsequently amended.

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11.	Employment and Successors. Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement or other service agreement you may have with the Company or any Affiliate or to interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment or service at any time, or confer upon you any right to continue in the employ of the Company or any Affiliate for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement or service agreement you may have with the Company. The grant of the Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment. The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Shares and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

13.	Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Columbia Financial, Inc.

c/o [TITLE]

19-01 Route 208 North

Fair Lawn, NJ 07410

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 13, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement below, you accept the Shares in full satisfaction of any and all obligations of the Company to grant shares of time-based restricted stock to you as of the date hereof.

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16.	Governing Law. This Agreement will be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

[Signature Page Follows]

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Please execute the enclosed copy of this Agreement and return it to [TITLE], at the address below to confirm your understanding and acknowledgment of the terms contained in this Agreement:

Columbia Financial, Inc.

c/o [TITLE]

19-01 Route 208 North

Fair Lawn, NJ 07410

[PHONE NUMBER]

Very truly yours,

COLUMBIA FINANCIAL, INC.

By:
[NAME]
[TITLE]

Enclosure: Copy of 2019 Time-Based Restricted Stock Award Agreement for return to Company

______________________________________________________________________

Acceptance by Participant of 2019 Time-Based Restricted Stock Award Agreement:

Signature:

Name:

Date:

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Appendix A

Participant Noncompetition and Non-Solicitation Agreement

This Participant Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”) is entered into by and between Columbia Financial, Inc. on behalf of itself and its Affiliates, including Columbia Bank (collectively “Columbia” or the “Company”) and [______________________] (hereinafter “Participant”) (collectively, the “Parties”).

In consideration for the grant of an equity award to Participant pursuant to the Columbia Financial, Inc. 2019 Equity Incentive Plan and the equity award agreement (“Award Agreement”) to which this Restrictive Covenant Agreement is appended, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant hereby agrees as follows:

1.       Non-Competition. While Participant is employed by Columbia and for a period of [ ] months thereafter, Participant agrees that Participant will not, directly or indirectly, compete with Columbia as an officer, director, owner, employee, partner, consultant or in any other capacity on behalf of any business that offers services or products similar to those provided by Columbia (“Competing Business”). This restriction shall apply [insert restricted area].

2.       Non-Solicitation – Customers. For a period of [ ] months following the termination of Participant’s employment, Participant agrees that Participant will not solicit the sale of, sell, or attempt to sell any products or services similar to those offered by Columbia to any customer of Columbia which: (i) Participant called on, serviced, did business with or had contact with for the first time during Participant’s employment at Columbia; or (ii) Participant became acquainted with or received confidential information regarding for the first time as a result of Participant’s employment at Columbia.

3.       Non-Solicitation – Employees. For a period of [ ] months following Participant’s termination of employment, Participant agrees that Participant will not induce or solicit or attempt to induce or solicit any employee of Columbia to leave his or her employment with Columbia and/or accept employment elsewhere.

4.       Clawback. If Participant breaches this Restrictive Covenant Agreement, then the Committee (as that term is defined in the Award Agreement) may, notwithstanding any other provision in the Award Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit Participant’s Award (as that term is defined in the Award Agreement). Without limiting the generality of the foregoing, the Committee may also require Participant to pay to the Company any gain realized by Participant from the Shares (as that term is defined in the Award Agreement) awarded during the period beginning six months prior to the date on which Participant engaged or began engaging in activity in violation of this Restrictive Covenant Agreement. Participant agrees that in the event that the Committee takes any action set forth in this Paragraph: (a) the covenants set forth herein will remain in effect as Participant will have received consideration above and beyond the Shares; and (b) Columbia will remain entitled to injunctive relief because it would not be made whole simply through the potential actions set forth in this Paragraph. Nothing in this Paragraph limits the terms of Columbia’s Clawback Policy, as now in effect or hereafter amended.

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